EXHIBIT 99.3
Wednesday November 1, 8:03 am Eastern Time

Press Release

SOURCE: Accelr8 Technology Corporation

Accelr8 Set to Acquire New Technologies

DENVER, Nov. 1 /PRNewswire/ -- Accelr8 Technology Corporation (Nasdaq: ACLY - news) announced today the signing of a non-binding letter of intent to acquire 100% ownership of OpTest(TM) technology from DDx, Inc., a privately owned Colorado corporation located in Denver, Colorado. The acquisition is subject to the completion of satisfactory due diligence and certain other conditions.

The OpTest(TM) platform technologies have a wide range of potential applications to human and veterinary clinical and point of care diagnostics. The technologies are being developed as easy to use, cost-effective, highly sensitive and portable systems for rapid detection and quantification of molecular and microscopic scale affinity binding events. The potential applications include detecting or measuring toxic bacteria, such as E. coli O157:H7 or salmonella, in food, water and beverages and their processing; detecting human and animal diseases; high throughput screening to accelerate discovery of new drugs and drug targets; genetic identification for medical predisposition, susceptibility, profiling, therapeutic design, and forensics; Ag/biotech genome modification and expression; research in molecular biology, cell biology, immunology, and biochemistry; and detecting biowarfare agents.

The terms of the agreement call for $500,000 cash and the issuance of approximately 1,925,000 Accelr8 common shares. The transaction is valued at $3,000,000 and contemplates a commitment from Accelr8 to invest up to an additional $1,000,000 in research and development over the next 12 months. The transaction is expected to close by 12/31/2000.

Thomas Geimer, Chairman of Accelr8, noted that this is the first of several acquisitions that Accelr8 expects to make as it broadens its corporate footprint beyond software modernization solutions for legacy hardware systems. "It is Accelr8's goal to enhance its shareholder value by leveraging its substantial cash position into proven leading edge technologies that include biotech, medical and computer related technologies," Geimer said.

OpTest(TM) has two related lines of proprietary development, Digital Assay(TM) and OptiChem(TM). Digital Assay(TM) integrates optics, instrumentation, and OptiChem(TM) for optimal performance. OptiChem(TM) is an innovative surface chemistry material and process used to create ultra-low background by reducing non-specific binding. Digital Assay(TM) works best in conjunction with OptiChem(TM), but the technologies can stand alone as separate businesses. Certain of the technologies are revolutionary in that they enable single binding event detection, a critical level of sensitivity for several biomedical and biotech markets.

The acquisition of the OpTest(TM) technology is intended to provide the basis for the continued development and commercialization of the technologies. Accelr8 will actively pursue joint development and licensing opportunities with other biotech companies that can utilize the OpTest(TM) platforms for advancing their respective development cycles.

Certain statements in this news release may be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statement, including those detailed in the company's filings with the Securities and Exchange Commission.

For more information on OpTest(TM) technologies, visit OpTest(TM) at www.optest.com. Accelr8 Technology, headquartered in Denver, Colorado, offers legacy systems modernization solutions. Contact Accelr8 at www.accelr8.com.